Exhibit 10.7

March 15, 2024

Dear Tom,

As we’ve discussed, we would like to move forward with your transition from Chairman & CEO to Chairman of the Board of Directors of KinderCare Learning Companies, Inc., by the end of 2024. The transition will be announced in March 2024, in preparation for a hand-off to Paul Thompson at the Center Director Summit in early May. The effective date of your transition will be December 31, 2024.

This letter outlines your interests and incentive plans in KC Parent, LLC, KinderCare Learning Companies, Inc., and KinderCare Education LLC, and describes how these interests will be treated under the respective plans.

KC Parent LLC Interests

You currently hold the following KC Parent, LLC (“Parent”), units: 10,000,000 Class A Units; 11,481,087 vested Class B-1 Units (and zero unvested Class B-1 Units); 11,481,087 unvested Class B-2 Units; and 8,610,815 unvested Class B-3 Units (these amounts include certain family members’ trusts that hold unvested Class B-2 and unvested Class B-3 Units following Permitted Transfers of such units). You will continue to hold the Class A and vested Class B-1 Units after your transition. Further, as provided in the Parent Third Amended & Restated LLC Agreement, as amended (“LLC Agreement”), and the Amended & Restated Parent 2015 Equity Incentive Plan (“2015 Plan”), your transition to be a Director does not impact the vesting of the Incentive Units (as defined in the 2015 Plan). Additionally, to ensure that vesting continues after you cease being a Director, we are amending the 2015 Plan and obtaining related board approvals.

KinderCare Learning Companies, Inc., RSUs and Options

You currently hold 1,106,044 Restricted Stock Units and 4,078,539 Stock Options under the KinderCare Learning Companies, Inc., 2022 Incentive Award Plan (“2022 Plan”). Under the 2022 Plan, and your transition to be a Director does not impact the vesting of the Restricted Stock Units and Stock Options under the 2022 Plan. Additionally, to ensure that vesting continues after you cease being a Director, we are amending the 2022 Plan and obtaining related board approvals.

Long-Term Incentive Plan

You received an Award Agreement for a Target Award Value of $4,250,000 under the 2023-2025 Long-Term Incentive Plan, which measures performance over three years for a possible payment in March 2026. We will amend your 2023 Award Agreement so that it will pro-rate payment based on your December 31, 2024, retirement date, but any possible payment will be made in March 2026 as described in the current Award Agreement .

Short-Term Incentive Plan

You received a Short-Term Incentive Plan target bonus of $1,072,500 for 2023, to be payable in March 2024. That amount, subject to final EBITDA calculations and approval by the Board, will be paid as you continue as an employee through 2024. While the Board finalizes target bonus for 2024, your 2024 Short-Term Incentive Plan will pay out in March 2025, subject to final EBITDA calculations and approval by the Board, as long as you remain employed through December 31, 2024.

You also have nine accounts under the KinderCare Education LLC Non-Qualified Deferred Compensation Plan, for years 2015-through 2024. Those accounts will pay out in accordance with your elections beginning in 2025.

We are working on a job description for the Chairman role, starting in 2025. In connection with your service on the Board, you will be entitled to an annual cash retainer of $450,000, which will be paid to you in arrears in quarterly installments (and subject to the Company’s Non-Employee Direction Compensation Policy then in Effect, if any). We will also pay reasonable travel and other out-of-pocket expenses incurred by you in attending Board and Committee meetings, in accordance with our normal expense reimbursement policies. We will also finalize the equity for the role, which we expect to be generally consistent with the equity for the KinderCare Learning Companies, Inc., independent directors.

Additionally, you will be eligible for continuation of medical, dental, vision or flexible spending account plan benefits under COBRA, should you elect such coverage within sixty (60) days of December 31, 2024.You will be responsible for payment of the entire premium for any such coverage.

Sincerely,

Joel Schwartz